Exhibit 99.1
Execution Version

NOMINATION AND STANDSTILL AGREEMENT

This Nomination and Standstill Agreement (this “Agreement”), dated February 25, 2014, is by and among the persons and entities listed on Schedule A (collectively, the “Coppersmith Group”, and individually a “Member” of the Coppersmith Group), CONMED Corporation (the “Company”), and Jerome J. Lande (“Lande”) and Curt R. Hartman (“Hartman”), each in his capacity as a Coppersmith Designee (as defined below).

WHEREAS, the Coppersmith Group currently beneficially owns 1,630,800 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represents approximately 6.0% of the issued and outstanding shares of Common Stock reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

WHEREAS, the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) and the Company’s Board of Directors (the “Board”) have considered the qualifications of Lande and Hartman (collectively, the “Coppersmith Designees”) and conducted such review as they have deemed appropriate, including as to reviewing materials provided by the Coppersmith Designees and the Coppersmith Group.

WHEREAS, the Nominating Committee has recommended that the Board nominate the Coppersmith Designees to the Board for election at the 2014 annual meeting of shareholders of the Company (the “2014 Annual Meeting”) and the 2015 annual meeting of shareholders of the Company (the “2015 Annual Meeting”) and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Board Appointment and Nomination.

(a)           Effective March 1, 2014 (the “Appointment Date”), the Company shall appoint the Coppersmith Designees to the Board, by increasing the size of the Board to eleven (11) members and filling the vacancies created with the Coppersmith Designees.

(b)          Simultaneously with the execution of this Agreement, Eugene Corasanti shall resign as Chairman of the Board and Mark E. Tryniski shall be appointed Chairman of the Board.  In addition, if Eugene Corasanti is elected as a director of the Company at the 2014 Annual Meeting, he shall not stand for re-election as a director of the Company at the 2015 Annual Meeting and his term as a director shall expire at the 2015 Annual Meeting.

(c)          The Nominating Committee of the Board and the Board will nominate, recommend and support the Coppersmith Designees and one independent director candidate selected by the Company in its sole reasonable discretion from a list of candidates previously provided to the Coppersmith Group and who meets the conditions set forth in clauses (i) and (ii) of Section 1(k) (such Company nominee together with the Coppersmith Designees, the “New Nominees”) as three (3) of ten (10) total nominees for election at the 2014 Annual Meeting.  Bruce Daniels and Stuart Schwartz shall not stand for re-election as directors of the Company at the 2014 Annual Meeting and their terms as directors shall expire at the 2014 Annual Meeting.  The Company agrees to solicit proxies for the New Nominees and include the New Nominees in its slate of ten (10) nominees (the “2014 Company Slate”) for election as directors of the Company at the 2014 Annual Meeting in the same manner as it does for all the other incumbent members of the 2014 Company Slate.

(d)          The Nominating Committee of the Board and the Board will nominate, recommend and support each of the New Nominees elected as a director of the Company at the 2014 Annual Meeting for election at the 2015 Annual Meeting. The Company agrees to solicit proxies for any New Nominee nominated for election at the 2015 Annual Meeting pursuant to this Section 1(d) and include any such New Nominee in its slate of nine (9) nominees (the “2015 Company Slate”) for election as directors of the Company at the 2015 Annual Meeting in the same manner as it does for all the other incumbent members of the 2015 Company Slate.

(e)          The Company agrees to decrease the number of the authorized members of the Board to ten (10) directors effective immediately following the 2014 Annual Meeting and thereafter, unless the Board (including Lande or any substitute Coppersmith Designee appointed to replace Lande in accordance with Section 1(o)) otherwise approves, the size of the Board shall be fixed at ten (10) directors until the 2015 Annual Meeting; provided, however, that the size of the Board may be increased to eleven (11) directors prior to the 2015 Annual Meeting in the event of an appointment of a director to the Board in connection with any material acquisition by the Company, i.e., an acquisition that results in the issuance by the Company of in excess of fifteen percent (15%) of the then outstanding voting “securities of the Company” (as defined below).

(f)           If the Company is required to include any Coppersmith Designee in the 2015 Company Slate, the Company agrees to reduce the number of the authorized members of the Board to nine (9) directors (or to ten (10) directors in the event the Board has been enlarged pursuant to the proviso contained in Section 1(e) above) effective immediately following the 2015 Annual Meeting and thereafter, unless the Board (including Lande or any substitute Coppersmith Designee appointed to replace Lande in accordance with Section 1(o)) otherwise approves, the size of the Board shall be fixed at nine (9) directors (or ten (10) directors in the event the Board has been enlarged pursuant to the proviso contained in Section 1(e) above) through the remainder of the Covered Period (as defined below); provided, however, that the size of the Board may be increased by one (1) additional director at any time during the remainder of the Covered Period in the event of an appointment of a director to the Board in connection with any material acquisition by the Company, i.e., an acquisition that results in the issuance by the Company of in excess of fifteen percent (15%) of the then outstanding voting “securities of the Company” (as defined below).

(g)          The Company agrees to use its reasonable best efforts to hold the 2014 Annual Meeting no later than June 15, 2014.

(h)          Each Member of the Coppersmith Group shall, and shall cause each Affiliate and Associate (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Coppersmith Group (collectively and individually the “Coppersmith Affiliates”) with respect to which any Member of the Coppersmith Group directly or indirectly has the power to direct the voting of securities held by such Affiliate or Associate (such Coppersmith Affiliates, the “Controlled Coppersmith Affiliates”) to, cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present at the 2014 Annual Meeting for quorum purposes and to be voted at the 2014 Annual Meeting in favor of the 2014 Company Slate and, if Lande (or any substitute Coppersmith Designee appointed to replace Lande in accordance with Section 1(o)) has voted for such proposal in his capacity as a director, in accordance with the Board’s recommendation for each other proposal to come before the 2014 Annual Meeting.

(i)           Each Member of the Coppersmith Group shall, and shall cause each Controlled Coppersmith Affiliate to, cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present at the 2015 Annual Meeting for quorum purposes and to be voted at the 2015 Annual Meeting in favor of the 2015 Company Slate and, if Lande (or any substitute Coppersmith Designee appointed to replace Lande in accordance with Section 1(o)) has voted for such proposal in his capacity as a director, in accordance with the Board’s recommendation for each other proposal to come before the 2015 Annual Meeting.

(j)           As a condition to the Coppersmith Designees’ nomination for election to the Board at the 2014 Annual Meeting and the 2015 Annual Meeting, the Coppersmith Group and the Coppersmith Designees agree to provide to the Company information required to be disclosed for directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance in the same manner as any other director and legal obligations, a fully completed copy of the Company’s standard director questionnaire and such other information as reasonably requested by the Company from time to time with respect to the Coppersmith Group and the Coppersmith Designees.

(k)          Each of the Coppersmith Designees agrees that, at all times while serving as a member of the Board, he will (i) meet all director independence standards of the Company, The NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (“SEC”) and applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) be qualified to serve as a director under the New York Business Corporation Law (the “BCL”).

(l)           At all times while serving as a director of the Company, each of the Coppersmith Designees will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive Board members and the same compensation and other benefits for his service as a director as the compensation and other benefits received by the other non-executive Board members.

(m)         Promptly following the Appointment Date, the Board will appoint Lande to the Nominating Committee and the Compensation Committee of the Board and Hartman to the Audit Committee of the Board.  The Company agrees it will also appoint one Coppersmith Designee designated by Lande to any committee of the Board formed after the execution of this Agreement.  The Company agrees that the Board will not cause any Coppersmith Designee to be removed from any committee of the Board to which such Coppersmith Designee was appointed pursuant to the terms of this Agreement; provided, however, that this restriction shall not apply in the event that the rules of NASDAQ or the SEC or applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, would not allow for such continued service.

(n)          Except as otherwise set forth in this Section 1(n), each Coppersmith Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members (as each may be amended from time to time for all directors).  Prior to the execution of this Agreement, the Company has furnished to the Coppersmith Designees copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are in writing and in effect as of the date of this Agreement.  Each Member of the Coppersmith Group agrees that it will not, and will cause the Controlled Coppersmith Affiliates not to, seek to obtain confidential information of the Company from any Coppersmith Designee; provided that Lande’s receipt of information in his fiduciary capacity as a director of the Company will not be deemed to violate such restrictions, so long as such information is only used by him in his capacity as a director to fulfill his fiduciary duties; provided further, that, notwithstanding the foregoing, a Coppersmith Designee may discuss confidential information with a principal of the Coppersmith Group in accordance with and subject to the terms of the Non-Disclosure Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”) after the Confidentiality Agreement has been mutually executed and delivered by the Coppersmith Designee and the principal of the Coppersmith Group, and in full compliance with the Company’s insider trading policies.

(o)          If, during the Covered Period, a Coppersmith Designee is unable or ceases to serve on the Board for any reason then the Coppersmith Group shall have the right to recommend a substitute person(s) who (i) meets the conditions set forth in clauses (i) and (ii) of Section 1(k), (ii) meets the historical standards and criteria applied by the Company in nominating and appointing directors, (iii) has relevant financial and business experience and (iv) signs a counterpart signature page to this Agreement, to fill the resulting vacancy or vacancies, subject to the approval of the Board, in its good faith business judgment, after exercising its fiduciary duties, and the Board shall appoint such replacement director(s) to the Board promptly after the giving of such approval (any such replacement director(s) appointed in accordance with this Section 1(o) shall hereinafter be deemed a “Coppersmith Designee” under this Agreement).

2.             Standstill.

(a)          Each Member of the Coppersmith Group agrees that, during the Covered Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the Coppersmith Designees), it shall not, and shall cause each Coppersmith Affiliate not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)           make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC) or consents to vote, or seek to advise, encourage or influence (including, for the avoidance of doubt, by encouraging or participating in any “withhold” or similar campaign) any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) with respect to the election or removal of directors or shareholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting) or make, be the proponent of or cause any person to initiate any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)           form, join, encourage, influence, advise or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any person who is not identified on Schedule A as a Member of the Coppersmith Group or a Coppersmith Affiliate (any such person, a “Third Party”) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof;

(iii)           effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the Coppersmith Group or a Coppersmith Affiliate of any securities of the Company into any tender or exchange offer or vote with respect to any Extraordinary Transaction approved by the Board;

(iv)           (A) call, seek to call or request the call of any meeting of shareholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (C) seek the removal of any member of the Board, (D) solicit consents from shareholders or otherwise act or seek to act by written consent, (E) conduct a referendum of shareholders, or (F) make a request for any shareholder list or other Company books and records, whether pursuant to the BCL or otherwise;

(v)           take any action in support of or make any proposal or request that constitutes:  (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or By-Laws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi)           make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(vii)           enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(viii)           make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request would not reasonably be expected by the Company to require public disclosure by any party hereto.

(b)          Nothing in this Section 2 shall limit any Coppersmith Designee, during the term of any service as a director of the Company, from taking actions solely in such Coppersmith Designee’s capacity as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board; provided, that the Coppersmith Designee taking any such actions does not have an actual conflict of interest) and complying with applicable fiduciary duties so long as such actions are consistent with such Coppersmith Designee’s obligations and representations under the other Sections of this Agreement.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.             Representations of the Company.  The Company represents and warrants as follows:  (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

4.             Representations of the Coppersmith Group and Coppersmith Designees.  The Coppersmith Group, jointly and severally, represent and warrant as follows:  (a) the Coppersmith Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered by the Coppersmith Group, constitutes a valid and binding obligation and agreement of the Coppersmith Group and is enforceable against the Coppersmith Group in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles, (c) the Coppersmith Group, together with the Coppersmith Affiliates, beneficially owns, directly or indirectly, an aggregate of 1,630,800 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Coppersmith Group and the Coppersmith Affiliates or in which the Coppersmith Group or the Coppersmith Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise and (d) none of the Coppersmith Group or any Coppersmith Affiliate has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any Third Party in relation to the Company or the Common Stock.

5.             Term.

(a)          This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is thirty (30) days prior to the expiration of the notice period specified in the Company’s advance notice bylaw related to nominations of directors at the 2016 annual meeting of shareholders of the Company.

(b)          The provisions of Section 7 through Section 14 shall survive the termination of this Agreement.  No termination pursuant to Section 5(a) shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

6.             Public Announcement and SEC Filing.

(a)          (i) No later than the next business day following the execution of this Agreement, the Company shall issue the press release in the form attached hereto as Exhibit B (the “Press Release”), and (ii) file promptly thereafter a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.  The Coppersmith Group shall promptly file an amendment to its Schedule 13D with respect to the Company filed by the Coppersmith Group with the SEC on February 6, 2014, reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder, consistent with the Press Release and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)          Prior to the issuance of the Press Release, none of the Company, the Coppersmith Group or any Controlled Coppersmith Affiliate shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party.  During the Covered Period, neither the Company nor the Coppersmith Group or any of their respective affiliates (including, for the avoidance of doubt, the Controlled Coppersmith Affiliates) or representatives shall make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby that is inconsistent with the Press Release, except as required by applicable law or pursuant to the rules of any stock exchange or with the prior written consent of the other party.

(c)          Each of the Company, the Members of the Coppersmith Group, and the Coppersmith Designees covenants and agrees that neither it nor any of its respective subsidiaries, affiliates (including, for the avoidance of doubt, the Controlled Coppersmith Affiliates), successors, assigns, officers, key employees or directors shall in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a parties’ subsidiaries), directors (including any current, future or former director of a party or a parties’ subsidiaries), employees, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services, in any manner.  The restrictions in this Section 6(c) shall not apply in any compelled testimony or production of information, either by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought to the extent required.

7.             Miscellaneous.  The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York (collectively, the “New York Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.  Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the New York Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the New York Courts, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the New York Courts, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 10 of this Agreement or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.             Expenses.  Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse the Coppersmith Group for its reasonable fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby in an amount not to exceed $30,000.

9.             Entire Agreement; Amendment.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.            Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

If to the Company:
CONMED Corporation
525 French Road
Utica, New York 13502
Attention: Daniel S. Jonas, Esq., Executive Vice
President, Legal Affairs & General Counsel
Telephone: (315) 624-3208
Facsimile: (315) 793-8929
Email: DanielJonas@conmed.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Melissa Sawyer Telephone: (212) 558-4243 Facsimile: (212) 291-9133 Email: sawyerm@sullcrom.com

If to the Coppersmith Group:
Coppersmith Capital Management LLC
1370 Sixth Avenue, 25th Floor
New York, New York 10019
Attention: Jerome J. Lande
Telephone: (212) 804-8001
Facsimile: (646) 741-0127
Email: jl@coppersmithcapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky Telephone: (212) 451-2333 Facsimile: (212) 451-2222 Email: swolosky@olshanlaw.com

11.            Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.            Counterparts.  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

13.            No Third Party Beneficiaries; Assignment.  This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

14.            Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

CONMED Corporation

By:	/s/ Joseph J. Corasanti
	Name:	Joseph J. Corasanti
	Title:	President and Chief Executive Officer

Coppersmith Capital Management LLC

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Managing Member

/s/ Jerome J. Lande
Jerome J. Lande

/s/ Craig Rosenblum
Craig Rosenblum

/s/ Curt R. Hartman
Curt R. Hartman

Schedule A

Members of Coppersmith Group

Coppersmith Capital Management LLC

Jerome J. Lande

Craig Rosenblum

Exhibit A

DIRECTOR NON-DISCLOSURE AGREEMENT

The undersigned (the “Director”), being a principal of Coppersmith Capital Management LLC (“Coppersmith”) as well as a member of the Board of Directors of CONMED Corporation, a New York corporation (the “Company”), may be provided certain information and data in connection with serving as a director of the Company which the Company wishes to keep confidential, including, but not limited to, information (whether furnished in writing or electronic format or orally) regarding the Company’s governance, board of directors, management, plans, strategies, business, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, plants, equipment and other assets, products, processes, manufacturing, marketing, research and development, know-how and technology, intellectual property and trade secrets and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (collectively, “Confidential Information”).  Except as provided in this Agreement, the Director will not disclose any Confidential Information in any manner whatsoever or use any Confidential Information other than in connection with serving as a director of the Company without in each instance securing the prior written consent of the Company.

Nothing contained in this Agreement shall prevent the Director from privately disclosing Confidential Information to (i) officers, directors, accountants and counsel for the Company, (ii) the Director’s legal counsel (“Director Representative”) who need to know such information for the sole purpose of advising the Director on his actions as a director of the Company or advising Coppersmith on its investment in the Company or (iii) Craig Rosenblum, a principal of Coppersmith (the “Coppersmith Principal”); provided however, that the Director shall not disclose Confidential Information to the extent such disclosure would be reasonably likely to constitute waiver of the attorney-client privilege between the Company and its counsel or the Company’s attorney work product privilege.  Any Director Representative shall only be provided Confidential Information by the Director to the extent that they are informed of the confidential nature of the Confidential Information and agree or are otherwise obligated to keep such information confidential and to restrict the use of such confidential information in accordance with the terms of this Agreement.  The Coppersmith Principal agrees to keep the Confidential Information confidential and to restrict the use of such confidential information in accordance with the terms of this Agreement and to be bound by this Agreement on the same terms as the Director by countersigning this Agreement.  The Director shall be responsible for any breach of this Agreement by any Director Representative, Coppersmith or by the Coppersmith Principal.

The term “Confidential Information” shall not include information which (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Director, Coppersmith, a Director Representative or the Coppersmith Principal in violation of this Agreement; (b) was, prior to disclosure by the Company, already in the possession of the Director, a Director Representative or the Coppersmith Principal, provided that the source of such information was, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company; (c) becomes available to the Director, a Director Representative or the Coppersmith Principal on a non-confidential basis from a source (other than the Company, a Company affiliate or a Company agent, representative, attorney, advisor, director, officer or employee (collectively, the “Company Representatives”)) that is, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, and is not, to such person’s knowledge after reasonable inquiry, under an obligation to the Company not to transmit the information to such person; or (d) was independently developed by the Director, a Director Representative or the Coppersmith Principal without reference to or use of the Confidential Information.

The Director is aware, and will advise any Director Representative or the Coppersmith Principal who is informed of the matters that are the subject of this Agreement, that the Confidential Information may constitute material, non-public information and of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from a publicly traded company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. The Director, Coppersmith, any Director Representative or the Coppersmith Principal to whom the Director transmits Confidential Information under this Agreement will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other entity of which the Director is provided material non-public information in his capacity as a director of the Company for as long as the Director, Coppersmith, any Director Representative or the Coppersmith Principal are in possession of material non-public information about the Company or such other entity.  The Director and the Company acknowledge that none of the provisions hereto shall in any way limit Coppersmith’s or the Coppersmith Principal’s activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

Each of the Director, any Director Representative and the Coppersmith Principal to whom the Director transmits Confidential Information under this Agreement acknowledges that none of the Company, any Company affiliate or any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  None of the Company, any Company affiliate or any Company Representative shall have any liability to the Director, Coppersmith, any Director Representative or the Coppersmith Principal hereunder relating to or resulting from the use of the Confidential Information by the Director, any Director Representative or the Coppersmith Principal or any errors in or omissions from the Confidential Information.

In the event that the Director, Coppersmith, any Director Representative or the Coppersmith Principal is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Director will give the Company prompt written notice, to the extent not legally prohibited, of such request so that the Company may seek an appropriate protective order or waive compliance with the applicable provisions of this Agreement.  If the Company seeks a protective order, the Director and the Coppersmith Principal agree, and shall cause Coppersmith, to provide such cooperation as the Company shall reasonably request and in no event will they oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.  If in the absence of a protective order, the Director, Coppersmith, any Director Representative or the Coppersmith Principal, based upon the advice of counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, such person or entity may disclose without liability under this Agreement such portion of the Confidential Information which counsel advises that the Director, Coppersmith, any Director Representative or the Coppersmith Principal is legally required to disclose if the recipient of such Confidential Information is informed of this Agreement and the confidential nature of such Confidential Information.  For the avoidance of doubt, there shall be no legal requirement applicable to the Director, Coppersmith or the Coppersmith Principal to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such parties would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Company’s securities.

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The Director agrees that in the event of a breach of this Agreement, monetary damages alone will be inadequate, and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement in addition to any and all other remedies that may be available to the Company.

This Agreement may not be amended except in writing signed by all the parties hereto.  No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

The provisions of this Agreement relating to confidentiality shall terminate two (2) years after the Director (or any substitute director appointed to replace the Director in accordance with Section 1(o) of that certain Nomination and Standstill Agreement, dated as of February 25, 2014, by and among the Company, Coppersmith, the Director, the Coppersmith Principal and Curt R. Hartman (the “Settlement Agreement”)) ceases to be a director of the Company, except that any Confidential Information constituting trade secrets of the Company (as defined in 18 U.S.C. § 1839(3)) shall be kept confidential in accordance with the obligations of this Agreement for such longer time as such information constitutes a trade secret of the Company.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

This Agreement shall be governed by the laws of the state of New York, without giving effect to any conflicts of laws principles thereof, and shall be binding on each party’s successors and assigns.

All Confidential Information shall remain the property of the Company and none of the Director, Coppersmith, any Coppersmith Representative or the Coppersmith Principal shall by virtue of any disclosure of or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time after the date on which the Director (or any substitute director appointed to replace the Director in accordance with Section 1(o) of the Settlement Agreement) is no longer a director of the Company, upon the request of the Company for any reason, the Director, and the Coppersmith Principal will, and will cause Coppersmith and any Coppersmith Representative to, promptly return to the Company or destroy all hard copies of the Confidential Information and use reasonable best efforts to permanently erase or delete all electronic copies of the Confidential Information in the possession or control of the Director, Coppersmith, any Coppersmith Representative or the Coppersmith Principal.  Notwithstanding anything to the contrary contained in this paragraph, the Director, the Coppersmith Principal, Coppersmith and any Coppersmith Representative shall be permitted to retain such Confidential Information as is necessary to enable them to comply with any applicable document retention requirements under applicable law or regulation and to retain any computer records and computer files containing any Confidential Information if required pursuant to their respective current automatic archiving and backup procedures; provided, however, that such retention shall be solely for legal, regulatory or archival purposes, as the case may be.

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The Director shall cause any substitute director appointed to replace him in accordance with Section 1(o) of the Settlement Agreement to execute a copy of this Agreement.

Acceptance of the above terms shall be indicated by having this letter countersigned by the Director and the Coppersmith Principal.

Sincerely,

CONMED CORPORATION

By:
Name:
Title:

Received and consented to this ___ day of _________, 2014

JEROME J. LANDE

ACKNOWLEDGED AND AGREED:

CRAIG ROSENBLUM

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